Exhibit 10.3

FORM OF
RESTRICTED UNIT AWARD AGREEMENT
UNDER THE
OAKTREE CAPITAL GROUP, LLC
2011 EQUITY INCENTIVE PLAN
(OCGH UNITS)

This RESTRICTED UNIT AWARD AGREEMENT (as may be amended, modified, supplemented or restated from time to time, this “Agreement”) is effective as of [ ] (the “Effective Date”), by and among OAKTREE CAPITAL GROUP HOLDINGS, L.P., a Delaware limited partnership (the “Partnership”), OAKTREE CAPITAL GROUP HOLDINGS GP, LLC, a Delaware limited liability company (in its capacity as the general partner of the Partnership, the “General Partner”), and you (the “Participant”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Oaktree Capital Group, LLC 2011 Equity Incentive Plan (as amended, modified, supplemented or restated from time to time, the “Plan”) and the Fifth Amended and Restated Limited Partnership Agreement of the Partnership, dated as of November 10, 2015 (as amended, modified, supplemented or restated from time to time, the “Partnership Agreement”), as applicable. This Agreement shall be deemed executed, accepted and agreed to by all parties hereto upon the Participant’s acceptance of this Agreement by clicking on the “Accept” button related to this Award in the Oaktree equity portal established to facilitate the grant of Awards under the Plan (the “Oaktree Equity Portal”).
Recitals
WHEREAS, the Plan was adopted for purposes of promoting the long-term financial interests and growth of the Oaktree Group by, among other things, providing select investment professionals, employees, directors, consultants and advisors of the Oaktree Group with equity-based awards based upon Units (as defined under the Plan); and
WHEREAS, either the Committee authorized to administer the Plan by the Board or the Board has approved the grant and issuance of the Granted Units (as defined below) to the Participant pursuant to the Plan, subject to the terms and conditions of the Grant Documents (as defined below).
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:
Agreement
1.Grant of Units. Subject to the terms and conditions of this Agreement, the Partnership Agreement and the other Grant Documents:
(a)    the Partnership hereby grants and issues to the Participant, and the Participant hereby accepts and receives from the Partnership, the number of Units of the Partnership specified for the Participant on the Oaktree Equity Portal related to this specific Award of private units next to the heading “Units Awarded” (the “Granted Units”), which Granted

Units shall have an aggregate Award Value specified on the Oaktree Equity Portal related to this specific Award;
(b)    if the Participant is not already a Limited Partner, then the Participant is hereby admitted as a Limited Partner, and each of the General Partner, the Partnership and the Participant hereby consents to such admission;
(c)    the Participant hereby acknowledges that he or she has received and has reviewed carefully a copy of (i) the Partnership Agreement, (ii) the Exchange Agreement, (iii) the Tax Receivable Agreement, (iv) the Plan, and (v) each other agreement, instrument or document required by any Oaktree Group Member to be executed and delivered by the Participant in connection with the transactions contemplated by this Agreement (collectively, including this Agreement, the Partnership Agreement, the Exchange Agreement, the Tax Receivable Agreement, and the Plan, as each such document may be amended, modified, supplemented or restated in accordance with its respective terms from time to time, the “Grant Documents”);
(d)    the Participant hereby agrees to be bound by each and every provision of the Partnership Agreement, the Exchange Agreement and the Tax Receivable Agreement and if the Participant is not already a party to the Partnership Agreement, the Exchange Agreement and the Tax Receivable Agreement, the Participant hereby joins as a party to, and agrees to be bound by each and every provision of, each such agreement; and
(e)    notwithstanding anything in the Plan or this Agreement to the contrary, the Committee may, in its sole and absolute discretion and without the Participant’s consent, provide at any time for (i) the assumption of the Granted Units by any Affiliate of the Company, (ii) a mandatory exchange of Granted Units into, or a substitution of such Granted Units for, units of another class of units issued by any Affiliate of the Company having a value equivalent to the Fair Market Value of the Granted Units at the time of such substitution or exchange, (iii) an acceleration of the lapse of restrictions on the Granted Units or (iv) the cancellation of this Award and the termination of the Granted Units hereunder in consideration of a payment to the Participant, in cash or other units or property, or any combination thereof, equal to the aggregate Fair Market Value of the Granted Units at the time of such cancellation.   Payments to be made in connection with the cancellation of any Granted Units may be subject to further vesting to the extent the Granted Units were not previously vested.
2.    Vesting of Units; Forfeiture. Each Granted Unit shall be unvested as of the Effective Date. [Insert specific vesting schedule and forfeiture provisions depending on the Participant.]
3.    Book Entry; Designated Unit Holding Accounts. The Granted Units will be uncertificated and will be recorded in records maintained by or on behalf of the Partnership. To the extent any of the Granted Units are exchanged for Class A units of Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”), pursuant to the terms of the Exchange Agreement or otherwise (the “Exchanged Units”), such Exchanged Units shall be held in such accounts or in such other manner at or with such brokerage firms, stock transfer agents and other institutions as are determined by the General Partner in its sole and absolute discretion (such accounts or manner, the “Designated Unit Holding Accounts”, and such firms, agents and institutions, the “Designated Unit Holding Firms”). Without the need for any further actions or authorizations from the Participant or his or her transferees, the General Partner and its designees shall be entitled at any time to give such instructions to the Designated Unit Holding Firms and other third parties with respect to the Designated Unit Holding Accounts as the General Partner or such designee determines in its sole and absolute discretion to (a) permit the General Partner or its designee to take such actions as are permitted under Paragraph 4 below, and (b) prevent, restrict or limit (i) the sale, transfer or any other disposition of any unvested Exchanged Unit or (ii) the sale, transfer or other disposition of any vested Exchanged Unit in violation of any applicable law or the terms and conditions of any other agreement or instrument applicable to such vested Exchanged Unit.
4.    Participant’s Obligation to Pay Taxes.
(a)    The Participant shall be responsible for any and all taxes relating to the Granted Units, including amounts due upon the vesting of any Granted Units or relating to allocations of income with respect to the Granted Units. Without limiting Section 7.8 of the Partnership Agreement and Section 15(c) of the Plan, the Participant hereby agrees that the Partnership has the right to require reimbursement from the Participant of any such taxes that are paid by the Partnership and to deduct any such taxes from any payment of any kind otherwise due to the Participant, including as necessary, appropriate, advisable or convenient to satisfy any foreign, U.S. federal, state or local withholding tax requirements and from payments receivable by the Participant under the Grant Documents. As security for the full, prompt and complete payment and performance when due of all of the Participant’s obligations under this Paragraph 4 (including its obligation to reimburse the Partnership for any such taxes that are paid by the Partnership), the Participant hereby unconditionally and irrevocably grants to the Partnership a security interest in the Granted Units and on all proceeds directly or indirectly receivable by the Partnership in respect of the Granted Units (including any distributions by the Partnership to the Participant in respect of the Granted Units and any proceeds receivable by the Participant in connection with the sale of the Granted Units). The Participant shall take such actions as the Partnership may request from time to time to perfect or enforce such security interest and to otherwise maintain such security interest as a first priority lien in favor of the Partnership.
(b)    Without limiting the generality of Paragraph 4(a) above, the General Partner may, in its sole and absolute discretion, permit the Participant to satisfy, in whole or in part, the foregoing withholding liability by (i) the delivery of Mature Units, of the same type of Units as are subject to this Agreement, owned by the Participant having a Fair Market Value equal to such withholding liability and any follow-on tax obligations incurred as a result of the disposition of such Mature Units to OCG or any of its subsidiaries on behalf of the Partnership, as applicable, (ii) having OCG or any of its subsidiaries, or OCG or any of its subsidiaries on behalf of the Partnership, as applicable, deliver in settlement of the Granted Units the number of vested Granted Units less a number of Granted Units with a Fair Market Value equal to such withholding liability (but no more than the minimum required statutory withholding liability) or (iii) the use of any other method as the General Partner may permit, in its sole discretion, in each case, with all tax calculations and valuations to be undertaken by the General Partner in good faith and in its sole and absolute discretion; provided, that the mechanisms described in the foregoing clauses (i), (ii) and (iii) shall only be available to the Participant if and to the extent the Participant has notified the General Partner of his or her desire to use one of the available mechanisms within such time period as the General Partner may require from time to time before the date on which the applicable Granted Units become vested Granted Units.
5.    Certain Representations, Warranties, Covenants and Agreements. As an essential inducement to the Partnership to grant and issue the Granted Units to the Participant, the Participant hereby represents and warrants to the Oaktree Group as follows:
(a)    Authority and Capacity. The Participant has the legal capacity to agree to, execute and deliver each Grant Document and to perform all of his or her obligations thereunder. The Participant shall be deemed to have duly executed and delivered this Agreement upon accepting its terms on the Oaktree Equity Portal, and each Grant Document constitutes the legal, valid and binding obligation of the Participant, enforceable against the Participant in accordance with their respective terms.
(b)    No Conflict; Satisfaction of Conditions to Membership Transactions. Neither the execution, acceptance and delivery by the Participant of any Grant Document, nor the performance by the Participant of his or her obligations thereunder, violates, conflicts with or constitutes a default or breach under, or will violate, conflict with or constitute a default or breach under any applicable law or any contract, indenture, agreement, instrument or mortgage binding on the Participant or any of his or her properties. To the best knowledge of the Participant, neither the grant and issuance of the Granted Units to the Participant, nor the ownership by the Participant of the Granted Units, nor the status of the Participant as a Limited Partner:

(i)
would reasonably be expected to result in the violation by the Partnership, the General Partner or any other Oaktree Related Person (as defined below) of any applicable law, including any applicable U.S. federal or state securities laws;

(ii)	would reasonably be expected to terminate the existence or qualification of the Partnership under the laws of any jurisdiction;

(iii)
would reasonably be expected to cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed); or

(iv)
would reasonably be expected to subject the Partnership, the General Partner or any other Oaktree Related Person to any material regulatory requirement to which it, he or she otherwise would not be subject, including any requirement that the Partnership register as an investment company under the Investment Company Act or as a result of all or any portion of the Partnership’s assets becoming or being deemed to be “plan assets” for purposes of ERISA.

(c)    Suitability. The Participant meets all suitability standards or eligibility requirements imposed by the jurisdiction of his or her residence for his or her acquisition of the Granted Units pursuant to the Grant Documents. The Participant has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Granted Units and protecting his or her own interests in connection with such investment.
(d)    Access to Information. The Participant (i) has been provided with ample opportunity to discuss each Grant Document, the Granted Units and the Oaktree Business (as defined below) with the General Partner and to ask the General Partner such questions regarding each Grant Document, the Granted Units and the Oaktree Business, and to receive such answers to such questions and such other information, as the Participant deems necessary, appropriate or advisable, and (ii) has been provided with ample opportunity to consult with such legal, tax, financial and other advisors of the Participant regarding each Grant Document, the Granted Units and the Oaktree Business as the Participant deems necessary, appropriate or advisable. The Participant has a preexisting personal and business relationship with the senior executives of the Oaktree Group, and such personal and business relationship is of a nature and duration so as to enable the Participant to be aware of their character, business acumen and general business and financial circumstances.
(e)    Independent Investment Decision. The Participant is relying on his or her own independent investigation and the information contained in the Grant Documents, and the Participant is not relying on any Person (other than his or her own legal, tax, financial and other advisors) or any representation or warranty made by any Oaktree Related Person, in each case, in deciding to own and hold the Granted Units. Without limiting the foregoing, no representation or warranty has been made to the Participant by any Oaktree Related Person as to the existing value or the future performance of the Oaktree Business.
(f)    Investment Intent. The Participant will own and hold the Granted Units for his or her own account, as a principal, for investment purposes only, and not with a view to, or for, resale or distribution, in whole or in part. No other Person has a direct or indirect beneficial interest in the Granted Units (other than, if the Participant is a married natural person acquiring the Granted Units as community property, the community property interest of the Participant’s spouse). The Participant is not acting as an agent, representative, intermediary or nominee, or in any similar capacity, for or on behalf of any other Person with respect to any Granted Units.
(g)    Restricted Securities. The Participant understands that the grant and issuance hereunder of the Granted Units are intended to be exempt from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), state securities laws and other applicable foreign or domestic securities laws. The Participant further understands that the Granted Units have not been recommended or endorsed by the U.S. Securities and Exchange Commission, any state securities commission or any other foreign or domestic governmental authority. No Transfer of the Granted Units will be made by the Participant except for Transfers that comply with all applicable laws, including the Securities Act, and the provisions of the Grant Documents, including the restrictions on Transfer set forth in Section 4.6 of the Partnership Agreement. Although the Grant Documents contemplate that the

Participant may be able to monetize vested Granted Units pursuant to Article VI of the Partnership Agreement and the provisions of the Exchange Agreement, the Participant understands that there is no assurance that (i) the Participant will actually be able to monetize, Transfer or otherwise realize value from such Granted Units and (ii) any such monetization, Transfer or other realization will be at a price or upon terms and conditions that are satisfactory to the Participant. The Participant further understands that Oaktree Group is under no obligation to ensure (i) that any Issuer Equity will continue to be tradable on the New York Stock Exchange or any other national securities exchange or market or trading platform or (ii) that other avenues of liquidity will be made available to the Participant with respect to the Granted Units. The Participant is able and willing to bear, and has the financial ability to bear, the economic and other risks of his or her ownership in the Granted Units for an indefinite period of time. The Participant has no need for liquidity with respect to the Granted Units.
(h)    Accredited Investor. The Participant is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. Without limiting the foregoing, the Participant is a natural person, who (i) has a net worth individually or jointly with his or her spouse that exceeds $1,000,000 at the time of the grant and issuance of the Granted Units (excluding the value of the Participant’s primary residence and the related amount of indebtedness secured by the primary residence up to the fair market value of the residence but including as a liability any indebtedness secured by such residence in excess of the fair market value of such residence) or (ii) had annual income in excess of $200,000 in each of the two most recent calendar years (e.g., if the current calendar year is 2016, then in each of 2015 and 2014) and reasonably expects to have income in excess of $200,000 in the current calendar year; or (iii) had annual income jointly with his or her spouse in excess of $300,000 in each of the two most recent calendar years (e.g., if the current calendar year is 2016, then in each of 2015 and 2014) and reasonably expects to have joint income in excess of $300,000 in the current calendar year.
(i)    Tax Consequences. The Participant understands that his or her ownership of the Granted Units may cause him or her adverse tax consequences, including the realization of taxable income without receiving cash distributions to pay the required tax thereon. For example, the Participant may be taxed upon the vesting of the Granted Units on the value of the vesting Granted Units. Moreover, although it is contemplated that the Partnership will make cash distributions in respect of the Granted Units from time to time, the Participant understands that there is no obligation for the Partnership to make any distribution (including tax distributions) to its Limited Partners (including the Participant). The Participant further understands that even if the Partnership were to make cash distributions from time to time, there is no assurance that such cash distributions will be made in sufficient amounts or at an opportune time so as to enable the Participant to pay in a timely manner any taxes that the Participant may be required to pay in respect of the Granted Units. The Participant has sufficient liquid resources to pay all taxes that the Participant may be required to pay in respect of the Granted Units, including all taxes arising from the vesting of the Granted Units or allocations of taxable income of the Partnership to the Participant with respect to the Granted Units. The Participant has reviewed his or her investment in the Granted Units with his or her tax advisors and has not received or relied upon any tax advice from any Oaktree Related Person. No Oaktree Related Person has

made any representation or warranty (and shall not otherwise be liable to the Participant) as to the tax treatment of vesting, allocations or distributions with respect to the Granted Units under applicable law.
(j)    IRS 83(b) Election for non-U.S. Citizens. If the Participant is not a citizen or permanent resident of the United States, the Participant hereby (i) agrees that, no later than 30 calendar days after the Effective Date, he or she will (A) file an election under Section 83(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), with respect to the Granted Units and (B) provide a copy of such election to the Chief Financial Officer of Oaktree Capital Management, L.P. or his or her designee, and (ii) confirms and acknowledges that he or she has filed an election under Section 83(b) of the Code with respect to any other units of the Partnership previously granted to the Participant prior to the Effective Date.
(k)    Understanding of Grant Documents. The Participant understands each provision of each Grant Document and the terms and conditions of the Granted Units. Without limiting the foregoing, the Participant understands that:

(i)
the Participant has irrevocably constituted and appointed each of the Partnership, the General Partner, their respective authorized officers and attorneys-in-fact, and the members of the General Partner with full power of substitution, as the true and lawful attorney-in-fact and agent of the Participant as set forth in Section 3.9 of the Partnership Agreement for the purposes set forth therein;

(ii)
the Partnership Agreement permits the Partnership to issue, at any time and from time to time, without the approval of the Participant or the need to notify the Participant, additional Units on such terms and conditions as the General Partner may determine, including Units that may be senior or superior to, or of a different class from, the Granted Units;

(iii)
the Participant does not have any preemptive rights, right of first refusal, right of first offer or other right of participation with respect to any issuances of any Units, and such issuances are expected to have a dilutive effect on the Participant’s interest in the Partnership;

(iv)	amounts distributable to the Participant in respect of the Granted Units are subject to withholding pursuant to Section 7.8 of the Partnership Agreement; and

(v)
the Participant is subject to certain minimum retained ownership requirements with respect to the Participant’s ability to exchange or sell any Granted Units that have become Exchangeable Units as set forth in Section 6.1(a)(v) of the Partnership Agreement; and

(vi)	the Participant, as a Service Partner, is subject to the protective covenants set forth in Article X of the Partnership Agreement, which includes covenants and prohibitions to which the Participant will continue to be bound after the Participant ceases to provide services to the Oaktree Group.
The Participant has given careful consideration to all of the provisions of the Grant Documents. For the avoidance of doubt, and without limiting the immediately preceding sentence, the Participant (x) has given careful consideration to the restraints imposed upon him or her under the Grant Documents, including under Articles IV and X of the Partnership Agreement, (y) is in full accord as to the necessity of such provisions, and (z) understands that his or her agreement to be bound by each such provision is an essential inducement to the Partnership to grant and issue the Granted Units to the Participant.
If the Participant becomes aware that any representation or warranty made by him or her in any Grant Document would be incorrect in any material respect if such representation or warranty were to be made as of any subsequent date, or that the Participant is unable fulfill or perform in any material respect any of his or her covenants or agreements in any Grant Document, the Participant shall promptly notify the General Partner of such inaccuracy or inability.
6.    Incorporation of Partnership Agreement Provisions. The provisions of Article XII of the Partnership Agreement (other than Section 12.3 of the Partnership Agreement) are hereby incorporated herein by reference and shall apply mutatis mutandis to this Agreement. Without limiting the foregoing:
(a)    any and all disputes, claims or controversies arising out of or relating to this Agreement shall be resolved pursuant to Section 12.1 of the Partnership Agreement;
(b)    this Agreement may be amended, modified, or waived with the written consent of the General Partner; provided that if any such amendment, modification, or waiver would adversely affect the Participant in any material respect, such amendment, modification, or waiver shall also require the written consent of the Participant; provided further that, for the avoidance of doubt, the Partnership Agreement may be amended, modified and waived pursuant to Section 12.5 of the Partnership Agreement, and the Plan may be amended, modified and waived pursuant to Section 14(a) of the Plan, and any such amendment, modification and waiver of the Partnership Agreement or the Plan shall be effective with respect to the Granted Units (and shall not be deemed to be an amendment, modification or waiver of this Agreement for purposes of the immediately preceding proviso or otherwise);
(c)    any notice that is required or permitted hereunder to be given to any party hereto shall be given pursuant to Section 12.6 of the Partnership Agreement; and
(d)    in accordance with Section 12.9 of the Partnership Agreement, this Agreement shall be construed and enforced, along with any rights, remedies, or obligations provided for hereunder, in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware by residents of the State of Delaware; provided that the enforceability of Paragraph 6(a) shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., and not the laws of the State of Delaware.

7.    Entire Agreement. The Grant Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede any prior agreement or understanding among them with respect to such matter; provided that in the event of any conflict between the Exchange Agreement and the Partnership Agreement, the Partnership Agreement shall prevail and provided, further that in the event of any conflict between the Partnership Agreement and this Agreement, this Agreement shall prevail.
8.    Interpretation and Certain Definitions.
(a)    All ambiguities shall be resolved without reference to which party may have drafted this Agreement. All article, paragraph or section headings or other captions in this Agreement are for convenience only, and they shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Unless the context clearly indicates otherwise: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) provisions apply to successive events and transactions; (iv) each definition herein includes the singular and the plural; (v) each reference herein to any gender includes the masculine, feminine, and neuter where appropriate; (vi) the word “including” when used herein means “including, but not limited to,” and the word “include” when used herein means “include, without limitation”; and (vii) references herein to specified paragraph numbers refer to the specified paragraph of this Agreement. The words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “applicable law” and any other similar references to the law include all applicable statutes, laws (including common law), treaties, orders, rules, regulations, determinations, orders, judgments, and decrees of any Governmental Authority. The abbreviation “U.S.” refers to the United States of America. All monetary amounts expressed herein by the use of the words “U.S. dollar” or “U.S. dollars” or the symbol “$” are expressed in the lawful currency of the United States of America. The words “foreign” and “domestic” shall be interpreted by reference to the United States of America.
(b)    Nothing in this Agreement is intended to confer upon the Participant any right or privilege that is in addition, or otherwise more favorable, to the rights and privileges generally enjoyed by the other Limited Partners under the Partnership Agreement, the Exchange Agreement and the Tax Receivable Agreement, except to the extent such additional or more favorable right or privilege is expressly and intentionally conferred under this Agreement.
(c)    “Oaktree Business” means the business and operations of the Oaktree Group, including the organization, investment objectives, expenses, operational structure, management structure and other material details of the Oaktree Group.
(d)    “Oaktree Related Person” means (i) any Oaktree Group Member, (ii) the current and former senior executives, officers, directors, employees and duly authorized agents and representatives of any Oaktree Group Member, and (iii) the current and former direct and indirect shareholders, partners, members and equityholders of any Oaktree Group Member (other than the current and former direct and indirect shareholders, partners, members and equityholders of OCG, who are not otherwise included in either of the foregoing clause (i) or (ii)).

(e)    This Agreement is intended to constitute a “Grant Agreement” for purposes of the Partnership Agreement and an “Award agreement” for purposes of the Plan. The Granted Units are intended to constitute an “Award” for purposes of the Plan.
9.    Further Assurances. The Participant and his or her transferees shall take all actions that may be reasonably requested by the General Partner from time to time, including by executing and delivering all agreements, instruments and documents that may be reasonably requested by the General Partner, to carry out the purposes of the Grant Documents.
10.    Confidentiality of Partnership Agreement. Without limiting the application of Section 10.3 of the Partnership Agreement, the Participant agrees that the Partnership Agreement shall be kept strictly confidential by the Participant and shall not, without the General Partner’s prior written consent, be disclosed to any other person under any circumstances. Notwithstanding the foregoing, the Participant may disclose the Partnership Agreement only to his or her legal, tax or accounting advisers but only to the extent such advisers (i) need to know such information for the purposes of advising the Participant in relation to the Granted Units and (ii) are bound by an obligation of confidentiality to the Participant on terms sufficient to ensure the confidentiality of the Partnership Agreement. The Participant may also disclose the Partnership Agreement to his or her spouse in connection with the spousal consent attached hereto. The Participant shall be responsible for any breach of this confidentiality provision by the Participant’s advisers or spouse.
THE GRANTED UNITS HAVE NOT BEEN REGISTERED WITH OR QUALIFIED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES REGULATORY AUTHORITY OR ANY OTHER REGULATORY AUTHORITY OF ANY OTHER JURISDICTION. SUCH UNITS ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS. THE GRANTED UNITS CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF, IN EACH CASE, EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THIS AGREEMENT AND OTHER GRANT DOCUMENTS AND THE SECURITIES LAWS OF ALL APPLICABLE JURISDICTIONS, INCLUDING APPLICABLE U.S. FEDERAL AND STATE SECURITIES LAWS.

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